EXHIBIT 4-jjj

CERTlFICATE OF FORMATION

OF

MORGAN STANLEY TOWER, LLC

This Certificate of Formation of Morgan Stanley Tower, LLC (the "Company''), dated March 27, 2002, is being duly executed and filed by Susan M. Krause, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is:

Morgan Stanley Tower, LLC

SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Susan M. Krause
Susan M. Krause An Authorized Person